EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for its Fourth Quarter and Fiscal Year Ended September 30, 2018

MCLEAN, Va., Nov. 14, 2018 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the “Company”) today announced earnings for its fourth quarter and fiscal year ended September 30, 2018.  Please read the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	September 30, 2018	June 30, 2018	Change	% Change

Total investment income	$11,257	$12,379	$(1,122)	(9.1)%
Total expenses, net of credits	(5,355)	(6,383)	1,028	16.1
Net investment income	5,902	5,996	(94)	(1.6)
Net investment income per common share	0.21	0.22	(0.01)	(4.5)
Cash distribution per common share	0.21	0.21	—	—
Net realized (loss) gain	(27,160)	199	(27,359)	NM
Net unrealized appreciation	11,349	5,898	5,451	92.4
Net (decrease) increase in net assets resulting from operations	(9,909)	12,093	(22,002)	(181.9)
Weighted average yield on interest-bearing investments	11.9%	11.8%	0.1%	0.8
Total invested	$10,095	$20,143	$(10,048)	(49.9)
Total repayments and net proceeds	9,547	24,356	(14,809)	(60.8)

As of:	September 30, 2018	June 30, 2018	Change	% Change
Total investments, at fair value	$390,046	$404,888	$(14,842)	(3.7)%
Fair value, as a percent of cost	91.2%	89.2%	2.0%	2.2
Net asset value per common share	$8.32	$8.86	$(0.54)	(6.1)

For the Year Ended:	September 30, 2018	September 30, 2017	Change	%Change

Total investment income	$45,581	$39,233	$6,348	16.2%
Total expenses, net of credits	(22,493)	(17,800)	(4,693)	26.4
Net investment income	23,088	21,433	1,655	7.7
Net investment income per common share	0.85	0.84	0.01	1.2
Cash distribution per common share	0.84	0.84	—	—
Total net realized loss	(26,196)	(4,763)	(21,433)	(450.0)
Total net unrealized appreciation	21,756	510	21,246	NM
Net increase in net assets resulting from operations	18,648	17,180	1,468	8.5
Weighted average yield on interest-bearing investments	11.8%	11.6%	0.2%	1.7
Total invested	$106,615	$112,092	$(5,477)	(4.9)
Total repayments and proceeds	67,944	83,444	(15,500)	(18.6)

As of:	September 30, 2018	September 30, 2017	Change	% Change
Total investments, at fair value	$390,046	$352,373	$37,673	10.7
Fair value as a percent of cost	91.2%	85.6%	5.6%	6.6
Net asset value per common share	$8.32	$8.40	$(0.08)	(1.0)

Fourth Fiscal Quarter 2018 Highlights:

  Portfolio Activity: Invested $10.1 million in existing portfolio companies. Received $9.5 million in repayments and net proceeds from portfolio companies, including the payoff of one of our debt investments at par.
  ATM Program: Sold 841,548 shares of our common stock at a weighted-average price of $9.62 per share through our at-the-market program for net proceeds of $8.0 million.
  Recurring Distributions and Dividends: For each of July, August, and September 2018, paid monthly distributions to common stockholders ($0.07 per common share) and monthly dividends to preferred stockholders ($0.125 per share of the Company’s 6.00% Series 2024 Term Preferred Stock).

Fourth Fiscal Quarter 2018 Results:

Interest income decreased by $0.6 million, or 5.1%, primarily due to one investment being placed on non-accrual during the quarter. Other income decreased by $0.5 million, or 57.2%, quarter over quarter due to a decrease in success fees and prepayment fees, which we received in the prior quarter associated with the payoff of one of our investments. Total expenses decreased by $1.0 million, or 16.1%, primarily due to a decrease in net incentive fees quarter over quarter.

Net Investment Income for the quarter ended September 30, 2018 was $5.9 million, or $0.21 per share, a decrease of 1.6% as compared to the prior quarter.

The Net Decrease in Net Assets Resulting from Operations for the quarter ended September 30, 2018 was $9.9 million, or $0.35 per share, compared to the Net Increase in Net Assets Resulting from Operations for the quarter ended June 30, 2018 of $12.1 million, or $0.45 per share. The decrease was driven primarily by unrealized depreciation recognized on the investment that was placed on non-accrual during the quarter.

Fiscal Year Ended 2018 Results:

Total investment income increased by 16.2% during the fiscal year ended September 30, 2018, compared to the prior year, due to an increase in interest income, partially offset by a decrease in other income.  Interest income increased by $6.9 million, or 18.6%, due to an increase in the average investment portfolio balance as well as an increase in the weighted average yield year over year.  Other income decreased by $0.5 million primarily due to a decline in success fees recognized compared to the prior year, as there were lower repayments in the current year.  Total expenses increased 26.4% year over year, primarily due to a $2.9 million increase in our net base management and incentive fees and a $2.8 million increase in our interest expense on borrowings.

Net Investment Income for the years ended September 30, 2018 and 2017, was $23.1 million, or $0.85 per share, and $21.4 million, or $0.84 per share, respectively.

Net Increase in Net Assets Resulting from Operations for the years ended September 30, 2018 and 2017, was $18.6 million, or $0.69 per share, compared to $17.2 million, or $0.67 per share, respectively.  The year over year change was driven by the increase in net investment income compared to the prior year.

Subsequent Events:  Subsequent to September 30, 2018, the following significant events occurred:

  Debt offering: In November 2018, we completed a public debt offering of $57.5 million aggregate principal amount of 6.125% Notes due 2023 (the “2023 Notes”), inclusive of the overallotment, for net proceeds of $55.5 million, after deducting underwriting discounts, commissions and offering expenses borne by us.   The Notes will mature on November 1, 2023, and may be redeemed in whole or in part at any time or from time to time at the Company’s option on or after November 1, 2020.  The 2023 Notes are traded under the ticker symbol “GLADD” on the Nasdaq Global Select Market.
  Portfolio Activity: We closed on two syndicated investments totaling $3.6 million and received prepayments on two investments of $5.1 million in the aggregate.
  Distributions and Dividends Declared: In October 2018, our Board of Directors declared the following monthly distributions to common stockholders and monthly dividends to preferred shareholders:
Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2024 Term Preferred Share
October 19, 2018	October 31, 2018	$0.07	$0.125
November 20, 2018	November 30, 2018	0.07	0.125
December 20, 2018	December 31, 2018	0.07	0.125
	Total for the Quarter	$0.21	$0.375

Comments from Gladstone Capital’s President, Bob Marcotte: “Fiscal year 2018 results were driven by a strong 18.6% increase in interest income as our higher average investment portfolio more than offset lower fee income and  spread compression associated with the more competitive lending market conditions over the past year.  We ended last year with a strong capital base and a record backlog of investment opportunities which position us well to enhance returns to our shareholders in the coming quarters.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, November 15, 2018, at 8:30 a.m. EST.  Please call (855) 465-0177 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through November 22, 2018.  To hear the replay, please dial (855) 859-2056 and use conference number 1799486.  The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through January 15, 2019.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States.  Including distributions through today, the Company has paid 189 consecutive monthly or quarterly cash distributions on its common stock.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-K, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-K for the year ended September 30, 2018, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:
The statements in this press release about future growth and shareholder returns are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or otherwise, except as required by law.